UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 11, 2006

Date of Report (Date of earliest event reported)

ORAGENICS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50614	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13700 Progress Boulevard

Alachua, Florida 32615

(Address of principal executive offices including zip code)

(386) 418-4018

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 11, 2006, the Company issued a press release announcing that it had met the conditions for early redemption of warrants issued in connection with its December 2005 private financing and had notified the holders of the warrants that the Company had exercised its right under the warrant to accelerate the expiration date of the warrants to January 8, 2007. The early expiration was triggered by the Company’s stock price being above $1.20 per share for 15 consecutive days. In the interim the warrant holders are entitled to exercise the warrant and acquire Company common stock at a warrant exercise price of $0.60 per share, but must act by January 8, 2007. A total of approximately 1.4 million shares of Company common stock are able to be acquired pursuant to the outstanding warrants that are subject to the accelerated expiration notice. A copy of the press release announcing the expiration of the warrants is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On December 11, 2006, the Company highlighted recent events in a press release which had been previously reported. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Information and Exhibits.

(d) Exhibits.

Number	Description
99.1	Press Release dated December 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 14, 2006	ORAGENICS, INC. (Registrant)

	BY:	/s/ Robert T. Zahradnik
Robert T. Zahradnik President and Chief Executive Officer